EXHIBIT 99

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2005 SECOND QUARTER RESULTS

— Net Sales Climb 14.4 Percent for Six-Month Period —

POMONA, CA –November 9, 2004 – Keystone Automotive Industries, Inc. (Nasdaq:KEYS) today reported results for its fiscal second quarter and six months ended October 1, 2004, with record sales for the first half of fiscal 2005.

Net sales for the quarter increased 9.2 percent to $127.4 million from $116.7 million a year ago. Net income for the same period was $2.4 million, or $0.15 per diluted share, compared with $2.7 million, or $0.18 per diluted share, last year.

Net sales for the six-month period increased 14.4 percent to $268.5 million from $234.8 million a year ago. Net income for the same period was $6.4 million, or $0.41 per diluted share, compared with $6.9 million, or $0.45 per diluted share, a year earlier.

Same store sales for the second quarter and the six-month period increased 6.3 percent and 6.0 percent, respectively, compared with the same period a year ago, and have been adjusted for the six-month period in the current fiscal year to reflect an additional week.

“Record sales for the second quarter and first half of fiscal 2005 reflected internal growth of over 6.0 percent and exhibited continued strength across all of the company’s main product groups, excluding paint and related materials which decreased slightly in the second quarter. While we are disappointed in the continuing escalation of expenses as a percentage of sales, we are in the process of transforming the company to support future growth opportunities and to enable us to better control expenses in the future. To support this goal, the company has completed a search for a vice president of supply chain management and the executive will join the company this month,” said Richard L. Keister, president and chief executive officer.

Keister added that operations in Florida, Louisiana and Alabama were impacted by the effects of recent Hurricanes, with an estimated loss of revenues of $600,000 to $700,000. He said the company anticipates the repair of vehicles in this region of the country will have a positive impact on Keystone’s business in the third quarter of this fiscal year.

(more)

Keystone Automotive Industries, Inc.

2-2-2

Notwithstanding the recent suspension of the sale of certain lighting products by the company and a few insurance companies, Keister said, “the company’s sales of headlamps have been trending upward with no impact from the suspensions so far.”

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 126 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the inherent uncertainty in projecting results of operations for future periods, (ii) the continued expenses and risks involved in the implementation of the new enterprise management information system and (iii) the impact on the Company as a result of a new chief executive officer of the Company being appointed on August 18, 2004 and (iv) actions which have been, or in the future may be, taken by insurance companies with respect to aftermarket lighting products and the willingness of aftermarket lighting manufactures to insure compliance with federal standards. Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission(SEC) on June 9, 2004 and in Part II, Item 5 of its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

# # #

(Tables follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended October 1, 2004	Thirteen Weeks Ended September 26, 2003	Twenty-seven Weeks Ended October 1, 2004	Twenty-six Weeks Ended September 26, 2003
Net Sales	127,408	$116,663	268,525	$234,763

Cost of Sales	72,397	66,393	152,309	132,962

Gross Profit	55,011	50,270	116,216	101,801

Operating Expenses:
Selling & Distribution	39,409	36,028	81,100	70,700
General & Administrative	12,369	10,311	26,003	20,660

Operating Income	3,233	3,931	9,113	10,441

Other Income	804	649	1,700	1,193
Interest Expense	(63)	(166)	(158)	(340)

Income Before Income Taxes	3,974	4,414	10,655	11,294

Income Taxes	1,582	1,727	4,211	4,427

Net Income	$2,392	$2,687	$6,444	$6,867

Per Common Share
Income
Basic:	$0.15	$0.18	$0.41	$0.46

Diluted:	$0.15	$0.18	$0.41	$0.45

Weighted average common shares outstanding:
Basic:	15,570,000	14,892,000	15,518,000	14,825,000

Diluted:	15,789,000	15,233,000	15,752,000	15,137,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	October 1, 2004	March 26, 2004
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,231	$3,176
Accounts receivable, net of allowance of $906 at October 2004 and $887 at March 2004	42,696	44,005
Inventories, primarily finished goods	111,791	107,221
Other current assets	9,452	11,532

Total current assets	168,170	165,934
Plant, property and equipment, net	32,593	30,652
Goodwill	10,109	9,662
Other intangibles, net of accumulated amortization of $3,661 at October 2004 and $3,565 at March 2004	1,113	1,323
Other assets	8,559	8,342

Total assets	$220,544	$215,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$1,494	$10,000
Accounts payable	25,844	18,598
Accrued liabilities	12,008	14,477

Total current liabilities	39,346	43,075
Other long-term liabilities	857	1,311
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000 None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000 Issued and outstanding shares 15,607,000 at October 2004 and 15,443,000 at March 2004, at stated value	91,485	89,492
Restricted Stock	256	180
Additional paid-in capital	5,967	5,967
Retained earnings	83,285	76,841
Accumulated other comprehensive loss	(652)	(953)

Total shareholders’ equity	180,341	171,527

Total liabilities and shareholders’ equity	$220,544	$215,913

Note: The balance sheet at March 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.